Exhibit 99.1

PRESS RELEASE

CONTACT: Brian L. Cantrell Alliance Resource Partners, L.P. 1717 South Boulder Avenue, Suite 600 Tulsa, Oklahoma 74119 (918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Acquires Rights to Approximately 99.3 Million Tons of High Sulfur Illinois Basin Coal Reserves

TULSA, Oklahoma, April 12, 2006 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today announced that Alliance Coal, LLC, its wholly-owned subsidiary, has acquired the rights to approximately 99.3 million tons of high sulfur coal reserves in Union County, Kentucky. As a result of the purchase of all of the members’ interests of River View Coal, LLC (“River View”), the Partnership gained control of approximately 89.7 million tons of coal by lease and approximately 9.6 million tons of coal through direct ownership in the Kentucky No. 7, No. 9 and No. 11 coal seams, along with related surface properties and other assets. The acquisition of the River View reserves increases the Partnership’s total coal reserve holdings by approximately 18% to approximately 642 million tons.

“As utilities execute their environmental compliance strategies, installation of new or expanded capacity for scrubbed power plants should lead to substantially increased market demand for Illinois Basin and Northern Appalachian coals,” said Joseph W. Craft III, President and Chief Executive Officer. “We are excited about the opportunities created by the growing demand for this quality of coal and the River View mine, when combined with our Gibson South project in the Illinois Basin and our Northern Appalachian projects at Tunnel Ridge and Penn Ridge, will further expand Alliance’s strategic presence in these expanding coal markets.”

Alliance is currently pursuing development of the previously announced Tunnel Ridge, Penn Ridge and Gibson South projects and intends to immediately begin development of the River View property. The priority of developing each of these projects is dependent upon the support of the local communities in each area as well as obtaining the necessary mining permits and securing sufficient coal sales commitments to justify the capital investment needed to bring each of the properties into production. Definitive development commitments for each project are subject to the final approval by the Board of Directors of the Partnership’s managing general partner at a later date.

The River View reserve area encompasses approximately 24,600 acres located in Union County, Kentucky. The Partnership intends to develop the River View mine as an underground mining complex utilizing continuous mining units employing room-and-pillar mining techniques. The Partnership estimates the River View mining complex will be designed to produce annually up to 3.5 million tons of coal. Total capital expenditures required to develop the River View reserves are currently estimated to be in the range of approximately $110 to $130 million over a four-year

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period. It is currently anticipated that the River View complex will begin production in the 2008-2009 time frame and employ as many as 300 workers.

The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

Alliance Resource Partners is the nation’s only publicly traded master limited partnership involved in the production and marketing of coal. Alliance Resource Partners currently operates eight mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: increased competition in coal markets and our ability to respond to the competition; fluctuations in coal prices, which could adversely affect our operating results and cash flows; risks associated with the expansion of our operations and properties; deregulation of the electric utility industry or the effects of any adverse change in the domestic coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; customer bankruptcies and/or cancellations or breaches of existing contracts; customer delays or defaults in making payments; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations and other factors; our productivity levels and margins that we earn on our coal sales; greater than expected increases in raw material costs; greater than expected shortage of skilled labor; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risks associated with major mine-related accidents, such as mine fires or other interruptions; results of litigation; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and, loss or reduction of the direct or indirect benefit from certain state and federal tax credits, including non-conventional source fuel tax credits.

Additional information concerning these and other factors can be found in the Partnership’s public periodic filings with the Securities and Exchange Commission (“SEC”), including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2005 filed on March 16, 2006 with the SEC. Except as required by applicable securities laws, the Partnership does not intend to update its forward-looking statements.

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